Sub-Item 77D: Policies with respect to security investments

The response to question 77D regarding investment policies is hereby incorporated by reference to the supplements as filed with the Securities and Exchange Commission on September 28, 2011 (SEC Accession
No. 0001104659-11-053775, SEC Accession No. 0001104659-11-053774,
SEC Accession No. 0001104659-11-053744 and SEC Accession
No. 0001104659-11-053743)and November 8, 2011 (SEC Accession
No. 0001104659-11-062150 ).